Exhibit 10.5

GEN-PROBE 2012 EMPLOYEE BONUS PLAN

I.	INTRODUCTION

A.	Purpose: The Gen-Probe Employee Bonus Plan (the “Plan”) is designed to encourage and financially reward eligible employees for their contributions to the success and profitability of Gen-Probe.

B.	Effective Date: The Plan shall be effective January 1, 2012.

C.
Entire Agreement: The Plan is the entire statement regarding the subject matter hereof and supersedes all prior bonus or incentive plans or any written or verbal representations regarding the subject matter of the Plan.

D.	No Guarantee of Compensation: Nothing in the Plan is intended to be a guarantee of any kind of compensation or any other binding commitment of Gen-Probe Incorporated.

II.	PLAN DEFINITIONS

A. The Plan: The Gen-Probe Employee Bonus Plan.

B.
Participant: “Participant” means any regular, full-time or part-time employee hired on or before September 30, 2012 by Gen-Probe Incorporated or by any company other than Gen-Probe Diaclone SAS which is a subsidiary of Gen-Probe Incorporated as of January 1, 2012 (together, the “Company”), so long as the employee is not a participant in any other Company bonus or incentive plan (excluding the Company's equity incentive plans, 401(k) plan and employee stock purchase plan). For employees of any company acquired by Gen-Probe Incorporated during the calendar year 2012, eligibility for participation in the Plan and terms of participation will be determined on a deal-by-deal basis.

C.
The Administrator: The Administrator of the Plan shall be the Compensation Committee of the Board of Directors of Gen-Probe Incorporated, provided that the Chief Executive Officer of the Company shall be the Administrator for purposes of Section III.I of the plan solely with respect to employees other than executive officers of the Company. The Compensation Committee shall approve all bonus payments to executive officers.

D.
Company Performance Factor (CPF): The CPF is a percentage from 0% to 150% and is applied to a portion of each Participant's bonus target. The CPF is determined based on the achievement of specific goals, set forth on Exhibit C. Each of the goals is assigned a Threshold, Target, and Stretch metric, and a weighting based on the relative importance or potential impact of the goal on the Company. The total weighting of the goals equals 100%.

The score for each goal is determined based on the actual achievement of the goal, on a linear basis from Threshold to Target and Target to Stretch. Achievement of a goal at Target would yield a score for that goal of 100%. Achievement of a goal equal to or below the Threshold level would yield a score of 0% and equal to or above Stretch, a score of 150%. Performance would be pro-rated between levels. In order to calculate the overall CPF, the score for each goal is multiplied by the goal weighting. The sum of the weighted scores equals the CPF.

E.
Individual and Team Performance Factor (ITPF): The ITPF is a percentage from 0% to 150% and is applied to a portion of each Participant's Target Bonus. Each Participant will be assigned an ITPF based on his or her overall performance, including performance on core teams and/or functional teams.

F.	Target Bonus Percentage and Weighting: The target bonus percentage, and CPF and ITPF weighting is based on the Participants compensation band and according to the percentages set forth on (i) Exhibit A with respect to position levels OE through Senior Director and (ii) Exhibit B with respect to Gen-Probe Incorporated Vice Presidents and Senior Vice Presidents.

G.
Base Pay: “Base Pay” under the Plan is defined as the annual base pay in effect on December 31 of each calendar year. For Participants who are exempt employees, base pay is defined as annual base salary. For Participants who are overtime eligible employees, base pay is defined as the hourly rate in effect on December 31, multiplied by the number of regularly scheduled work hours during the calendar year (part-time employees) or 2,080 (full time employees), plus any overtime pay earned during the calendar year.

III.	BONUS PLAN ADMINISTRATION

A.
Bonus Payment: Participants must be employed by the Company on or before September 30 of each calendar year and continue to be employed on the date the bonus, if any, is paid (unless employment is terminated by death or disability after December 31), in order to be eligible for a bonus payout. Bonuses will typically be paid within 90 days after the end of the calendar year and are subject to applicable payroll and other withholding taxes.

B.
Pro-rated Bonuses: Bonus payments to Participants with less than a full year of eligible participation will be pro-rated based on full months of participation. Bonuses will also be pro-rated for Participants with only partial year eligibility due to participation in other Company bonus or incentive plans.

C.	Bonus Calculation: Bonuses will be calculated using the following formula:

(Base Pay x Target % x CPF x CPF Weighting) + (Base Pay x Target % x ITPF x ITPF Weighting) = Bonus

D.	Bonus Calculation Example:

Assume a Participant with a base salary of $50,000; target bonus of 5% and CPF and ITPF weightings of 30% and 70% respectively; CPF = 110%; ITPF = 100%.

($50,000 x 5% x 110% x 30%) + ($50,000 x 5% x 100% x 70%) = $2,575

E.
Transfers and Promotions: Participants who transfer or are promoted to a non-eligible position or to another target bonus percentage will be eligible for a pro-rated bonus based on the length of time of Plan eligibility or in each position, as applicable. Participants who were in positions not eligible under the Plan and transfer or are promoted to an eligible position will be eligible for a pro-rated bonus based on the length of time in the bonus eligible position.

F.
Leaves of Absence: Bonuses will be pro-rated for each full month of absence during any approved leave of absence. Participants on an approved leave of absence at the time of payout will have their bonus checks mailed to their home.

G.
Performance Improvement Plans: Participants not performing at an acceptable level or who are deemed not in good standing by management at the time of payout are not eligible to receive a bonus payment, regardless of performance ratings for the prior year.

H.	Termination of Employment: Participants whose employment terminates either voluntarily or involuntarily prior to the date of bonus payout will not be eligible for a bonus payment.

I.
Approval of Bonuses. All proposed bonus payments are submitted to the Administrator for final approval. The Administrator may determine which Participants shall be granted bonus awards and may adjust the final bonus amount for any Participant (including increasing or decreasing any bonus from the calculation set forth in Section III.C above) as it deems appropriate. The Administrator has complete discretion to adjust bonus awards to reflect changes in the industry, Gen-Probe Incorporated's financial performance, a Participant's job duties or performance, or any other circumstance the Administrator determines should impact bonus awards.

J.
Administrative Matters and Plan Interpretation: The Administrator is responsible for administering the Plan. The Administrator has all powers and discretion necessary or appropriate to review and approve the

Plan and its operation, including, but not limited to, the power to (a) interpret the Plan, (b) adopt rules for the administration, interpretation and application of the Plan as are consistent herewith, and (c) interpret, amend or revoke any such rules. All determinations and decisions made by the Administrator and any delegate of the Administrator shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law. The Administrator, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason.

K.
Employment at Will: Nothing contained in the Plan will alter a Participant's at-will employment relationship with the Company. Employment with the Company is entered into voluntarily and employees are free to resign at any time for any reason, with or without advance notice. Similarly, the Company can terminate employment at any time for any reason, with or without advance notice and with or without cause. The Company may establish separate procedures for Participants who are employed outside the United States in order to comply with applicable laws, rules or regulations of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

Exhibit A

Target bonus percentages for all employee levels through Senior Director

[Intentionally Omitted]

Exhibit B

Target bonus percentage for Senior Vice Presidents and Vice Presidents of Gen-Probe Incorporated

              Weighting
Career Level                   Target %         CPF    ITPF

Sr. Vice President                 40% - 45%         70%    30%
Vice President                 35% - 40%         70%    30%

Exhibit C

Performance Matrix for:

2012 COMPANY PERFORMANCE METRICS

[Intentionally Omitted]